SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported)           April 18, 2007
ALLIED HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Georgia	0-22276	58-0360550

(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

160 Clairemont Avenue, Suite 200, Decatur, Georgia	30030

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code           (404) 373-4285
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On April 18, 2007, Allied Holdings, Inc. (“Allied” or the “Company”), entered into an amendment (the “Amendment”) to its current debtor-in-possession credit facility with the various lenders from time to time party thereto, Goldman Sachs Credit Partners L.P., as lead Arranger and Syndication Agent, and The CIT Group/Business Credit, Inc., as Administrative Agent and Collateral Agent (the “DIP Facility”). Under the Amendment:
•	the date pursuant to which Allied was required to deliver its business plan was extended to April 9, 2007 and the Syndication Agent acknowledged and agreed that Allied had delivered its business plan within the amended timeframe;

•	the interest rate payable on the revolving credit portion of the DIP Facility is amended to be the Base Rate (which is the rate of interest quoted in The Wall Street Journal, Money Rates Section, as the Prime Rate) plus 1.0%, or, at the Company’s option, the reserve adjusted Eurodollar Rate plus 2.0%; and

•	the commitment fee owed to the lenders under the revolving credit portion of the DIP Facility is reduced from .50% of the unused portion of the revolver to .375%.
     In addition, certain financial covenants included in the DIP Facility, including the required interest coverage ratio and the maximum leverage ratio, were also amended. The Amendment also modifies the definition of a “Permitted Acquisition” by amending the pro forma interest coverage ratio and the maximum leverage ratio that would have to be maintained after giving effect to such acquisition.
     Except as discussed above, all other material terms and conditions of the DIP Facility remain in full force and effect.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIED HOLDINGS, INC.

Dated: April 24, 2007	By:	/s/ Thomas H. King

Name: Thomas H. King Title: Executive Vice President and Chief Financial Officer